EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MPW Industrial Services Group:

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-41991) pertaining to the MPW Industrial Services Group, Inc. 1997, 1994 and 1991 Stock Option Plans of our report dated September 30, 2005, with respect to the consolidated balance sheet of MPW Industrial Services Group, Inc. as of June 30, 2005, and the related consolidated statement of operations, changes in shareholders’ equity and cash flows for the year then ended included in the Annual Report on the Form 10-K.

/s/ KPMG LLP

Columbus, OH
September 30, 2005